                                                                    Exhibit 24.2
                                POWER OF ATTORNEY
                               FOR CERTAIN FILINGS
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

I, J. Albert Smith III, hereby make, constitute and appoint:

                        George Fan

acting individually, as my agent and attorney-in-fact, with full power of substitution, for the purpose of, from time to time, executing in my name and/or my capacity, all documents, certificates, instruments, statements, other filings, and amendments to the foregoing (collectively, "documents") determined by such person to be necessary or appropriate to comply with ownership or control-person reporting requirements imposed by any United States or non-United
States governmental or regulatory authority, including without limitation Form
3, 4, 5, 144, or Schedules 13D, 13F and 13G and any amendments to said forms or schedules with respect to any securities of Standard Parking Corporation or its subsidiaries as may be required to be filed with the Securities and Exchange
Commission, any stock exchange, self-regulatory association or any governmental authority; and delivering, furnishing or filing any such documents with the appropriate governmental or other authority. Any such determination shall be conclusively evidenced by such person's execution, delivery, furnishing and/or filing of the applicable document.

This power of attorney shall be valid from the date hereof until the earlier of
(i) the date the undersigned is no longer subject to ownership or control-person reporting requirements as described above or (ii) the date revoked in writing by the undersigned, and this power of attorney does not revoke or replace any other power of attorney that the undersigned has previously granted.

IN WITNESS HEREOF, I have executed this instrument as of the date set forth below.

Date: May 26, 2009.

/s/ J. Albert Smith III
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New York, New York.